Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 10, 2002

Dear Sir/Madam:

     We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 10, 2002 of Intelligent Systems Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/Arthur Andersen LLP

Arthur Andersen LLP

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